Exhibit 4.36

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (“Agreement”) dated as of April 16, 2011 between YA Global Investments, L.P., a limited partnership organized and existing under the laws of the Cayman Islands (the “Investor”), and D. Medical Industries Ltd., a public company organized and existing under the laws of Israel (the “Company”).

Each of the above mentioned parties to this Agreement shall be referred to as a “Party” and all of such Parties as the “Parties.”

WHEREAS, the shares of the Company are listed for trade on the Tel Aviv Stock Exchange Ltd. ("TASE") under the symbol “DMDC" and on the NASDAQ CM under the symbol “DMED"; and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company from time to time, Company’s Ordinary Shares of par value of NIS 0.32 each, subject to the terms and conditions set forth herein; and

WHEREAS, each of the issuances of Ordinary Shares to the Investor shall be made solely at the election of the Company; and

WHEREAS, the Ordinary Shares shall be issued to the Investor under Shelf Offering Documents pursuant to a Shelf Prospectus to be published and maintained in full force and effect throughout the Commitment Period, free of any lock-up or selling restrictions as more fully detailed herein.

NOW, THEREFORE, the Parties represent and agree as follows:

Article I. Certain Definitions

Section 1.01                      “Advance” shall mean the Company’s right to sell Ordinary Shares to the Purchaser, pursuant to the terms and conditions hereof.

Section 1.02                      "Advance Amount" shall mean the amount specified by the Company in the relevant Advance Notice as the total amount of Advance for which the Company wishes to sell to the Investor its Ordinary Shares pursuant to such Advance Notice provided such Advance Amount is not higher than the Maximum Advance Amount.

Section 1.03                      “Advance Closing Date” shall mean, in respect of each Advance, on or before the third (3rd) Trading Day after the expiry of each Pricing Period.

Section 1.04                       “Advance Notice” shall mean a written notice to the Investor in the form of Annex A attached hereto, executed by an officer of the Company, delivered to the Investor and setting forth the Advance Amount.

Section 1.05                      “Advance Notice Date” shall mean, each date that the Company delivers an Advance Notice to the Investor in compliance with Section 2.01(b) of this Agreement.

Section 1.06                      “Affiliate” shall have the meaning ascribed to the term under the Securities Regulations.

Section 1.07                      “Applicable Securities Laws” shall mean Securities Regulations and rules, regulations and formal requirements of the ISA and any of the Principal Markets, the Securities Act, any other applicable foreign, federal, state and local securities laws and regulations.

Section 1.08                       “Closing” shall mean one of the closings of a purchase and sale of Shares pursuant to Section 2.02.

Section 1.09                      “Companies Law” shall mean the Israeli Companies Law, 1999.

Section 1.10                      ”Condition Precedent" shall mean each of the Conditions Precedent specified in Article VII.

Section 1.11                      “Control” shall have the meaning ascribed to the term under the Companies Law.

Section 1.12                      “Commitment Amount” shall mean an amount of Ten Million United States Dollars (US$ 10,000,000) as may be increased pursuant to Section 2.04.

Section 1.13                      "Commitment Fee" shall have the meaning set forth in Section 12.06 below.

Section 1.14                      “Commitment Period” shall mean the period commencing on the Effective Date, and expiring upon the termination of this Agreement in accordance with Article X hereof.

Section 1.15                       “Condition Satisfaction Date” shall have the meaning set forth in Section 7.03.

Section 1.16                      “Disclosure Schedule” shall mean Schedule 1 attached hereto, provided by the Company to the Investor, which contains certain disclosures constituting qualifications and exceptions to the Company's representations to the Investor under Article IV below.

Section 1.17                      “Effective Date” shall mean the date on which the Shelf Prospectus under which the Shares may be issued to the Investor in accordance with the provision of this Agreement shall be first duly published.

Section 1.18                      “Environmental Laws” shall have the meaning set forth in Section 4.10.

Section 1.19                      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.20                      “Excluded Day” shall have the meaning set forth in Section 2.01(c).

Section 1.21                      “Free” with respect to the Shares shall mean that immediately subsequent to their issuance to the Investor, the Shares shall be freely tradable on the TASE, may be freely sold by the Investor without any lock-up or selling restrictions imposed pursuant to the Securities Regulations (including any ruling or release of the ISA published prior to the date hereof) or pursuant to the TASE rules and regulation, and the Investor shall not be subject to any legal restrictions whatsoever with respect to the selling of the Shares to any party and on any terms, other than any reporting requirements applicable to the Investor.

Section 1.22                      “General TASE Approval” shall have the meaning set forth in Section 6.05 below.

Section 1.23                      “NIS” means New Israeli Shekel.

Section 1.24                       “ISA” means the Israeli Securities Authority.

Section 1.25                      “Material Adverse Effect” shall mean any condition, circumstance, or situation that may result in, or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, including on the Shares' legal status as Free, (ii) a material adverse effect on the results of operations, assets, business or conditions (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform its obligations hereunder in any material respect on a timely basis provided, however, that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect: (i) any change in local, national or world economic or political conditions or the financial, credit or securities markets, (ii) any change in the Company’s share price or trading volume or suspension of trading in securities on NASDAQ or TASE (unless such change or suspension is due to a circumstances that would separately constitute a Material Adverse Effect), (iii) any failure by the Company to meet any internal or external projections, forecasts or revenue or earnings predictions for any period (unless such failure is due to a circumstances that would separately constitute a Company Material Adverse Effect), (iv) any change that affects generally the industry in which any of the Company or its Subsidiary operates, (v) any effect resulting from an act of war, terrorism or from any earthquakes, hurricanes, tornadoes, floods or other natural disasters, or (vi) changes in IFRS or any law or interpretation or application of the foregoing.

Section 1.26                      “Market Price” shall mean the VWAP of the Ordinary Shares on one of the Trading Days during the applicable Pricing Period which is the lowest VWAP compared to all other days during such applicable Pricing Period.

Section 1.27                      “Maximum Advance Amount” with respect to each Advance, shall be up to Five Hundred Thousand Dollars (US$500,000), and with respect to the first Advance made by the Company immediately prior to the due date of payment of each of the Commitment Fee and the Additional Commitment Fee, as applicable (up to a total of two (2) Advances), shall be up to Seven Hundred Thousand United States Dollars (US$700,000), provided that such additional sum above Five Hundred Thousand United States Dollars (US$500,000) shall be used to pay the Commitment Fee and Additional Commitment Fee, as applicable. The Parties shall be entitled, by mutual consent in writing and in advance, to increase the Maximum Advance Amount beyond five hundred thousand US Dollars (US$500,000) up to an amount of  Nine Hundred Thousand United States Dollars (US$ 900,000). Such mutual written consent to increase the Maximum Advance Amount shall not bind the Investor in regards to any additional and/or other Advance Notices, and the Investor shall be entitled, at its sole discretion and without providing explanation, to deny any Company’s request for such increase.

Section 1.28                      “Minimum Acceptable Price” shall mean, in respect of each Advance Notice delivered by the Company, the greater of (a) the TASE Minimal Acceptable Price, or (b) such other price that the Company in its discretion may state in an Advance Notice (which shall be greater than the TASE Minimal Acceptable Price).

Section 1.29                      “Misleading Item” shall have the meaning ascribed to the term under the Securities Law and Regulations.

Section 1.30                      “NASDAQ” shall mean the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, whichever is at the time the principal United States trading market for the Ordinary Shares.

Section 1.31                      "Offering Document" shall mean a Shelf Prospectus and/or a Shelf Offering Document.

Section 1.32                      “Ordinary Shares” shall mean the Company’s ordinary shares, par value NIS 0.32 per share.

Section 1.33                      “Person” means any natural person (including personal representatives, executors and heirs of a deceased individual) or any entity which is given, or is recognized as having, legal personality by the law of any jurisdiction, any corporation, company, unincorporated association, limited liability entity, joint venture, joint stock company, partnership, general partnership, limited partnership, proprietorship, trust, union, association, organization, nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), Authority, trustee, receiver or liquidator;

Section 1.34                       “Pricing Period” shall mean the ten (10) consecutive Trading Days commencing on the Trading Day immediately following the Advance Notice Date.

Section 1.35                      “Pricing Underwriter” shall mean Analyst Underwriting and Issuing Ltd. which represented to the Parties that it is qualified to act as an underwriter under the Securities Regulations and was approved in writing by the Investor. The Parties acknowledge that the Pricing Underwriter has been involved in the negotiations for the business terms of the transactions hereunder, including the formulation of the Purchase Price of the Shares hereunder, and has agreed that said formula shall determine the Purchase Price hereunder.

Section 1.36                      “Principal Market” shall mean each of NASDAQ and TASE .

Section 1.37                      “Prospectus” shall have the meaning ascribed to the term under the Securities Law and Regulations. Any provision herein that applies to the Company's Prospectus, shall apply to any amendment thereto, and any provision herein that applies to a proposed Company's Prospectus shall apply to any proposed amendment to a Company's Prospectus.

Section 1.38                      “Purchase Price” shall mean the price per Share equal to (i) the higher of (a) the Market Price, or (b) the Minimum Acceptable Price (measured with respect to the applicable Pricing Period), (ii) multiplied by the Relevant Percentage, and the result converted into US$ by dividing such price by the US$-NIS representative exchange rate last published by the Bank of Israel at the end of last Trading Day of the applicable Pricing Period. The calculation of the Purchase Price with respect to each Advance shall be made by the Pricing Underwriter.

Section 1.39                      “Public Fillings” shall have the meaning set forth in Section 4.06 below.

Section 1.40                      “Regulation S" shall mean the "Rules Governing Offers and Sales Made Outside the United States without Registration under the Securities Act".

Section 1.41                      “Relevant Percentage” shall mean ninety seven percent (97%).

Section 1.42                      “SEC Documents” shall have the meaning set forth in Section 4.05 below.

Section 1.43                      “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 1.44                      “Securities Regulations” shall mean the Securities Law, 1968, as amended, and all regulations promulgated thereunder.

Section 1.45                      “Shares” shall mean the Ordinary Shares to be issued to the Investor or to any other Person designated by the Investor from time to time hereunder pursuant to the Advances, the Commitment Shares and the Additional Commitment Shares.

Section 1.46                      “Shelf Prospectus” (in Hebrew: "תשקיף מדף") shall have the meaning ascribed to the term under the Securities Regulations.

Section 1.47                      “Shelf Offering Document” (in Hebrew: "דו"ח הצעת מדף") shall have the meaning ascribed to the term under the Securities Regulations. The Shares shall be issued to the Investor under Shelf Offering Documents subsequent to each Advance Notice.

Section 1.48                      “Specific TASE Approval” shall have the meaning set forth in Section 6.05 below.

Section 1.49                      "Subsidiary" shall have the meaning ascribed to the term under the Companies Law.

Section 1.50                      “TASE” means the Tel Aviv Stock Exchange Ltd.

Section 1.51                      “TASE Approval” shall mean each of the approvals required from the TASE under TASE rules and regulations for the listing of the Shares on the TASE, including the General TASE Approval and the Specific TASE Approvals as set forth in Section 6.05 below.

Section 1.52                      “TASE Minimum Acceptable Price” with respect to each Advance, shall mean ninety five percent (95%) of the average of the closing prices of the Ordinary Shares during the ten (10) consecutive Trading Days immediately preceding the date of delivery of the applicable Advance Notice.

Section 1.53                      “Trading Day” shall mean any day during which the TASE is open for business.

Section 1.54                      “US$” means United States Dollar.

Section 1.55                      “VWAP” shall mean, in respect of any relevant Trading Day, the daily volume-weighted average price published by Bloomberg L.P. (in NIS) for the Ordinary Shares on the TASE during regular trading hours, provided that any trades in the Ordinary Shares and any derivatives thereof by or on behalf of the Investor and any parties managed by Yorkville Advisors LLC and their Affiliates shall be excluded from such calculation in compliance with the requirement of the ISA.

Article II. Advances

Section 2.01                      Advances; Mechanism. Based on the representations, warranties and agreements herein contained, subject to the terms and conditions of this Agreement, the Company, at its sole and exclusive election, may, from time to time during the Commitment Period, issue and sell Shares to the Investor, against payment by the Investor to the Company of the Purchase Price per Share, on the following terms:

(a)
Advance Notice. At any time and from time to time during the Commitment Period, the Company may require the Investor to purchase Ordinary Shares by delivering an Advance Notice to the Investor, that shall specify the amount of the Advance, subject to the conditions set forth in Section 7.03 provided, however, that (i) the amount for each Advance as set forth by the Company in the applicable Advance Notice shall not exceed the Maximum Advance Amount, (ii) the aggregate amount of the Advances pursuant to this Agreement shall not exceed the Commitment Amount, (iii) in no event shall the number of Ordinary Shares issuable per each Advance Notice to  the Investor and its Affiliates (that may be considered under the Securities Regulations as holders of Ordinary Shares jointly with the Investor) cause the beneficial ownership of the Investor and its Affiliates to exceed 4.99% of the then outstanding Ordinary Shares of the Company (hereinafter the “Ownership Limitation”) and in such event the provisions of subsection 2.01(e) below shall apply; and (iv) if the provisions of Section 270(5) of the Companies Law shall apply to the issuance of Ordinary Shares to the Investor pursuant to an Advance, then the Company shall not issue Ordinary shares to the Investor pursuant to such Advance unless the Company shall have obtained the requisite corporate approvals for such issuance as required pursuant to the fifth chapter of the sixth part of the Companies Law ( the “Section 270(5) Limitation”). There shall be no mandatory minimum advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

The Investor shall be irrevocably bound to purchase Shares from the Company and the Company shall be irrevocably bound to issue and sell the Shares to the Investor, subject to each valid Advance Notice. An Advance Notice shall be deemed valid if it has been issued by the Company in the form attached as Annex A hereof, was executed by an officer of the Company in accordance with the terms of this Agreement and all Conditions in Section 7.03 have been satisfied.

(b)
Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth in Annex A. An Advance Notice shall be deemed delivered (i) on the Trading Day it was received provided that the Advance Notice had been sent via mail, e-mail or facsimile (in the latter case, a fax confirmation printout shall serve as proof of a successful delivery and the time of receipt) and received by Investor prior to 5:00 pm Eastern Time of the same Trading Day or (ii) on the following Trading Day in the event that the Advance Notice was not received via facsimile, e-mail or mail prior to 5:00 pm Eastern Time on a Trading Day, or at any time on a day which is not a Trading Day. Advance Notices may only be deemed delivered on a day that is a Trading Day.

(c)
MinimumAcceptable Price.The Advance Amount set forth in such Advance Notice shall automatically be reduced by ten percent (10%) for each Trading Day (each, an "Excluded Day") during the Pricing Period in which the VWAP was below the Minimum Acceptable Price and such day will be omitted from the calculation of the Purchase Price.

Notwithstanding the foregoing, the Investor shall have the option by giving the Company a written notice to this effect, to purchase, and the Company shall sell to the Investor, at the applicable Closing, up to such amount of additional Shares as shall be obtained by multiplying an amount equal to ten percent (10%) of the Advance Amount specified in the Advance Notice by the number of Excluded Days. Notwithstanding any provision herein to the contrary, in the event the Investor exercises the said option, then the purchase price of such additional Shares shall be equal to the Minimum Acceptable Price. In no event shall the Company be obligated to issue such additional Shares if such issuance may result in the non-compliance with the TASE rules and/or with the provisions of the General TASE approval.

(d)
Company Election. The Company may elect to stop a Pricing Period at the end of any Trading Day during the applicable Pricing Period by providing a written notice with a follow up phone call for confirmation. In such event: (i) the remaining Trading Days in the applicable Pricing Period shall be excluded from the Pricing Period for purposes of determining the Market Price, and (ii) the amount set forth in the corresponding Advance Notice shall automatically be reduced by ten percent (10%) for each such Excluded Day.  In the event that the Company elects to stop a Pricing Period, it shall not be able to give a subsequent Advance Notice for a period of at least five (5) Trading Days from the last day of the Pricing Period that was stopped, unless otherwise agreed to by the Investor.

Notwithstanding the foregoing, in the event that a Pricing Period has been stopped by the Company, if the Investor had sold during the Pricing Period more shares than will be purchased pursuant to previous paragraph of Section 2.01(d), then the Investor shall have the option to purchase, and the Company shall have the obligation to sell to the Investor, at the applicable Closing, up to such amount of additional Shares as shall be equal to the difference between the number of shares sold by the Investor during the Pricing Period before it was stopped and the number of Shares purchased by the Investor pursuant to this Section 2.01(d) . Notwithstanding any provision herein to the contrary, the purchase price of such Shares shall be equal to the Purchase Price determined in accordance with this Section 2.01(d). In no event shall the Company be obligated to issue such additional Shares if such issuance may result in the non-compliance with the TASE rules and/or with the provisions of the General TASE approval.

(e)
Ownership Limitation. In respect of each Advance Notice delivered by the Company, any portion of an Advance Amount that would cause the Investor to exceed the Ownership Limitation shall automatically be withdrawn by the Company with no further action required on its behalf and the Advance Notice will remain in full force and effect with respect to the remaining portion of the Advance amount.

As of the date hereof, the Investor does not hold any Ordinary Shares or the right to purchase any Ordinary Shares, and during the Commitment Period the Investor shall not hold, at any time, Ordinary Shares that exceed in the aggregate 4.99% of the then outstanding Ordinary Shares, as calculated in accordance with Section 270(5) of the Companies Law, unless the Company notifies the Investor that the Section 270(5) Limitation does not apply under applicable law.

In order to decrease the chances that the Ownership Limitation will limit the size of an Advance under this Section 2.01(e), the Investor will use commercially reasonable efforts to reduce its holdings in Ordinary Shares as quickly as practicable after each Advance, subject to the maintenance of orderly markets, adequate trading volume, and sufficient value of the Ordinary Shares, all as determined by the Investor in its sole discretion, and not to acquire Ordinary Shares other than pursuant to this Agreement, so as to limit the number of Shares held by the Investor and increase the likelihood that the Shares issuable to the Investor under the Advance Notice, together with any remainder of Shared held by it at such Advance Notice’s date, shall not exceed the Ownership Limitation threshold.  Notwithstanding the forgoing, the Company acknowledges and agrees that the Investors ability to reduce its holdings in accordance with this paragraph may be limited by the application of the limitation set forth in Section 2.03 below.

(f)
Offering Limitation. In respect of each Advance Notice, any portion of an Advance Amount that would cause the aggregate number of Shares to exceed the aggregate number of Ordinary Shares available for offering under the Shelf Prospectus shall automatically be deemed to be withdrawn by the Company with no further action required on its behalf and the Advance Notice will remain in full force and effect with respect to the remaining portion of the Advance amount.

(g)
Purchased Shares. The number of Shares purchased by Investor pursuant to each Advance Notice shall be determined by dividing the Advance Amount specified in the Advance Notice by the Purchase Price, subject to the limitations set forth herein, and any adjustments or additions as set forth in this Section 2.01. No fractional shares shall be issued. Fractional shares shall be rounded up in the event the fraction is one half or more, or rounded down in any other event, to the nearest whole number.

(h)
Section 270(5) Limitation. In respect of each Advance Notice delivered by the Company, any portion of an Advance Amount that, when taken together with the other terms of issuance, would cause the non compliance with the Section 270(5) Limitation shall automatically be withdrawn by the Company with no further action required on its behalf, unless the Company shall have obtained the requisite corporate approvals for such issuance as required pursuant to the fifth chapter of the sixth part of the Companies Law prior to the Advance Notice Date.

Section 2.02                      Closings. Each Closing shall take place on the applicable Advance Closing Date. In connection with each Closing, provided that all Conditions Precedent have been satisfied or waived in accordance with the provisions hereof, the Parties shall fulfill their obligations as set forth below:

(a)
Prior to the issuance of the Shares to the Investor, subject to the provisions of Sections 6.02 and 6.03, the Company shall duly file an effective Shelf Offering Document with respect to the issuance of the Shares applicable to the relevant Advance Notice. The Company shall issue the Shares to the Investor under the Shelf Prospectus as set forth in this Section.

(b)
The Company shall obtain all permits and approvals required for the issuance of the Shares to be issued in connection with the Advance Notice. Without derogating from the generality of the aforementioned, the Specific TASE Approval covering such Shares issuable under the Advance Notice shall be effective and in force.

(c)
The Company shall issue and deliver to the Investor such number of Shares determined in accordance with the provisions of Section 2.01, as applicable. The Shares shall be registered in the name of a Registration Company (in Hebrew: "חברה לרישומים") and shall be Free. On the Advance Closing Date the Company shall deliver to the Registration Company, a share certificate covering the Shares, as well as instruct the Registration Company to deposit the Shares in a specific securities account (with a TASE member) (the "Investor's Account"), the details of which are set forth in Annex B1 hereto and shall provide to the TASE and/or the Registration Company all the necessary forms and documents so as to facilitate the immediate deposit of the Shares in the Investor’s Account. The Investor may change the details of such securities account, by giving a written notice to the Company, no later than the 2nd Trading Day of the applicable Pricing Period.  Each Closing and the purchase of the Shares shall be conditioned upon the Company promptly fulfilling the foregoing in full.

(d)
Immediately prior to each Advance Closing Date, the Investor shall deposit with the Pricing Underwriter the amount of the Advance (as may be reduced in accordance with Section 2.01 above and subject to any deductions and set-off in accordance with Section 2.02 (e) herein) by wire transfer of immediately available funds to the Pricing Underwriter's Designated Bank Account, the details of which are set forth in Annex B2 hereto (the Pricing Underwriter may change the details of such bank account by giving a written notice to the Investor, at any time prior to the Advance Closing Date). The Pricing Underwriter shall act with any Advance Amount in accordance with the Irrevocable Instructions set forth in Annex B3 hereto and shall remit the Advance Amount to the Company's bank account the details of which are set forth in Annex B3 hereto promptly upon receiving from the Company a document evidencing the deposit of the Shares in the Investor's Account and delivery by the Pricing Underwriter of a copy of such document to the Investor. The Company may change the details of such bank account by giving a written notice to the Investor, at any time prior to the Advance Closing Date. Prior to the transfer of funds to the Company in accordance with the provisions of this Section 2.02(d), all funds in the Pricing Underwriter's Designated Bank Account together with any amount accrued thereon, shall belong to the Investor and Pricing Underwriter shall act with respect to same in accordance with instructions delivered from time to time by the Investor to the Pricing Underwriter. Provided however, that commencing upon the issuance of the Shares to the Investor the Pricing Underwriter shall hold the amount of the Advance (as may be reduced in accordance with Section 2.01 above and subject to any deductions and set-off in accordance with Section 2.02 (e) herein) in trust to the benefit of the Company. For the sake of clarity, (i) any funds left in the Pricing Underwriter's Designated Bank Account shall belong to the Investor; and (ii) any and all costs and expenses associated with the Pricing Underwriter's tasks hereunder shall be borne by the Company. Immediately following the Effective Date the Parties and the Pricing Underwriter shall execute an escrow agreement in the form of Annex B5 hereto.

(e)
The Investor may set off from any such Advance Amount any amount due to the Investor pursuant to Section 12.06 hereunder. Such deduction shall be the sole deduction made by the Investor. The Advance Amount shall be paid in US$.

(f)
In addition, on or prior to the Advance Closing Date, the Company and the Investor shall deliver to each other all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

Section 2.03                      No Short Selling. The Investor and any parties managed by Yorkville Advisors LLC and their Affiliates (collectively referred to as the “Funds”) shall not directly or indirectly engage in any form of short selling of any of the Company's securities other than during the Pricing Period. The Investor shall make available to the Company, upon the Company's request, details of all trading activity by the Funds in the Ordinary Shares and derivatives thereof in a timely and transparent fashion, provided that the Company shall not publicly disclose such information unless required by law. The volume of sales of the Ordinary Shares made by the Funds during each Pricing Period shall not exceed twenty percent (20%) of the total volume of sales of the Ordinary Shares during such Pricing Period (the “Volume Restriction”).  The Funds will not make any sales of the Ordinary Shares during the applicable Pricing Period at a price that is less than the applicable Minimum Acceptable Price for such Pricing Period multiplied by the Relevant Percentage (the “MAP Limit”). The Company acknowledges that in the event of a change regarding the ISA requirements regarding the Volume Restriction or the MAP Limit in favor of the Investor, same will be changed accordingly.

Section 2.04                      Increase of Commitment Amount. At any time prior to the twenty four (24) month anniversary of the Effective Date, the Company may notify the Investor in writing, by delivering to it a Commitment Increase Notice in substantially the form attached hereto as Exhibit C, that it wishes to increase the total Commitment Amount up to Twenty Million United States Dollars (US$20,000,000) effective upon the date of such notice (the “Commitment Increase Date”) and the Commitment Amount shall automatically be deemed increased provided that the following conditions (the “Increase Conditions”) have been met:

(a)	On the Commitment Increase Date the Company has an effective Shelf Prospectus.

(b)	The Investor has received the Additional Commitment Fee (as defined in Section 12.06(c)).

Article III. Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company that the following are true and correct as of the date hereof and as of each Condition Satisfaction Date:

Section 3.01                      Organization and Authorization. The Investor is duly incorporated or organized, validly existing and in good standing in the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof, and to purchase and hold the Shares issuable hereunder. The decision to invest and the execution and delivery of this Agreement and any related agreements by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized and requires no other proceedings on the part of the Investor. The Investor has the right, power and authority to execute and deliver this Agreement and all other instruments, on behalf of the Investor, and to perform all of its obligations hereunder and thereunder. This Agreement and any related agreements have been duly executed and delivered by the Investor and constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, composition, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing, minority oppression and reasonableness), whether such principles are considered in a proceeding at law or in equity or any limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any documents referred to herein.

Section 3.02                      No Conflict. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby will not: (i) result in a violation of its incorporation documents or partnership agreement or (ii) conflict with or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including the Securities Regulations and the rules of the TASE) applicable to the Investor or by which any material property or asset of the Company or any of its Subsidiaries is bound or affected. Except as specifically contemplated by this Agreement, the Investor is not required to obtain any consent, authorization or order of, any court or governmental authority in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. Except as specifically contemplated by this Agreement, all consents, authorizations, orders, filings and registrations which the Investor is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Investor is unaware of any fact or circumstance which might give rise to any of the foregoing.

Section 3.03                      Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with the transactions contemplated hereby. It recognizes that its investment in the Company involves a high degree of risk.

Section 3.04                      No Legal Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors.

Section 3.05                      Information. The Investor, its advisors and its counsel, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision. The Investor and its advisors have been afforded the opportunity to ask questions of the Company and its management. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

Section 3.06                      Financial Capabilities. The Investor has, and will maintain throughout the Commitment Period, sufficient financial resources and liquid funds to perform all of its obligations under this Agreement in accordance with the terms and conditions hereof and in a timely manner.

Section 3.07                      The Securities Law Investors' Categories. The Investor represents that it falls within category 11 of the list of investors categories set forth in Annex I to the Israeli Securities Law. For avoidance of doubt, the Investor undertakes to maintain such status throughout the Commitment Period and to immediately notify the Company if it loses such status

Section 3.08                      Not an Affiliate. The Investor is not an officer, director or a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any affiliate of any of these persons and entities.

Section 3.09                      Regulation S.  The Investor represents that it is not a "U.S. person" (as defined in Rule 902 of Regulation S) among others pursuant to paragraph (k)(2)(i) of Rule 902 of Regulation S). For avoidance of doubt, the Investor undertakes to maintain such status throughout the Commitment Period and to immediately notify the Company if it loses such status or if it becomes aware of any circumstances that may reasonably be expected to result in it losing such status. The Investor represents that no "directed selling efforts" (as defined in Rule 902 of Regulation S) were made, and no "directed selling efforts" will be made in the United States by the Investor or any of its Affiliates throughout the Commitment Period.

Section 3.10                      No Securities Act Registration.  The Investor understands that the Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the Shares will not be registered under the Securities Act, and that the Shares may only be offered or sold pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Section 3.11                      Trading Activities. The Investor’s trading activities with respect to the Company’s Shares shall be in compliance with all applicable Securities Regulations and the rules of the TASE.

Section 3.12                      Non-exclusivity. The Investor confirms and acknowledges that this Agreement and the rights awarded to the Investor thereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by the Company’s shares or other securities of the Company and/or grant any rights with respect to its existing and/or future share capital.

Article IV. Representations and Warranties of the Company

Except as stated below, in the Disclosure Schedule, the SEC Documents or in the Public Fillings, the Company hereby represents and warrants to, the Investor that the following as of the date hereof and as of each Condition Satisfaction Date (unless otherwise contemplated hereunder):

Section 4.01                      Organization and Qualification.  The Company is duly incorporated and validly existing under the laws of the State of Israel and has all requisite corporate power to own its properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

Section 4.02                      Authorization, Enforcement, Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its corporate organs, Board of Directors or its shareholders (provided the Section 270(5) Limitation is maintained), (iii) this Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement and any related agreements, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, composition, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing, minority oppression and reasonableness), whether such principles are considered in a proceeding at law or in equity or any limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any documents referred to herein.

Section 4.03                      Capitalization.  As of the date of this Agreement, the registered share capital of the Company consists of 312,500,000 Ordinary Shares of which 7,784,006 Ordinary Shares are issued and outstanding.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  No Ordinary Shares are subject to preemptive rights or right of first refusal or any other similar rights or any liens or encumbrances suffered or permitted by the Company, and (i) there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever issued or undertaken by the Company relating to, or securities or rights convertible into or right to purchase or receive, any shares of the Company issued by the Company, as applicable, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue or register pursuant to the Securities Act, the Securities Regulations or otherwise any shares or other securities of the Company upon issuance or sale of the Shares, as applicable, (ii) there are no outstanding debt securities, (iii) there are no outstanding registration statements and (iv) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act, the Securities Regulations or otherwise (except pursuant to this Agreement).  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein.  The Company has furnished or made available to the Investor true and correct copies of the Company’s Certificate of Incorporation and Articles of Association, and as in effect on the date hereof (the “Incorporation Documents”), and the terms of all securities convertible into or exercisable for Ordinary Shares and the material rights of the holders thereof in respect thereto.

Section 4.04                      No Conflict.  The execution, delivery and performance of this Agreement and any document contemplated hereunder by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company, under the Incorporation Documents, (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, mortgage, deed of trust or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound, or result in a violation of any law, rule, regulation, statue, order, judgment or decree of any court or governmental agency or body having jurisdiction over the Company or its properties, (including Applicable Securities Laws) applicable to the Company or any of its Subsidiaries or by which any material property or asset of the Company or any of its Subsidiaries is bound or affected in each case which conflict or default, would likely cause a Material Adverse Effect.  Neither the Company nor its Subsidiaries is in violation of any term of or in default under the Company’s Incorporation Documents or the Subsidiaries’ Certificates of Incorporation and Articles of Association, as applicable.  Neither the Company nor its Subsidiaries is in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries and which would cause a Material Adverse Effect.  The business of the Company and its Subsidiaries is not being conducted in violation of any law, ordinance, and regulation of any governmental entity and which would cause a Material Adverse Effect.  Except as specifically contemplated by this Agreement and as required under any Applicable Securities Laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof except as specifically contemplated by this Agreement, and all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.  The Company is unaware of any fact or circumstance which, in their reasonable judgment, might give rise to any of the foregoing.

Section 4.05                      SEC Documents; Financial Statements.  The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within the two years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension.  The Company has delivered to the Investors or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with international financial reporting standards, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes, may be condensed or summary statements or may be presented differently) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents (including, without limitation, information provided by the Company to the Investor in response to the due diligence questionnaire) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made and not misleading.

Section 4.06                      The Company's Israeli Public Filings. The Company has filed all reports, forms, statements and other documents that it is required to file under the Securities Regulations for the three (3) years preceding the date hereof (all of the foregoing including documents incorporated by reference therein, being hereinafter referred to as the “Public Filings”). As of their respective dates, the Public Filings complied in all material respects with the requirements of the applicable Securities Regulations, and none of the Public Documents contained any Misleading Item. As of their respective dates, the financial statements of the Company included in the Public Filings complied in all material respects with applicable accounting requirements and the rules and regulations of the ISA with respect thereto. No other information provided by or on behalf of the Company to the Investor or to the Pricing Underwriter or any other "Underwriter" (as such term is defined under the Securities Law), when authorized by the Investor in accordance with the provisions of Section 6.02 or 6.04, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

Section 4.07                       No Default. Neither the Company nor any of its Subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound and would have a Material Adverse Effect.

Section 4.08                      Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted, except where lack of such ownership or possession could not have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement that is reasonably likely to result in a Material Adverse Effect; and the Company and its Subsidiaries are unaware of any facts or circumstances which, in their judgment, are likely to give rise to any of the foregoing.

Section 4.09                      Employee Relations.  Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened that is reasonably likely to result in a Material Adverse Effect.  None of the Company’s or its Subsidiaries’ employees is a member of a union and the Company and its Subsidiaries believe that their relations with their employees are good.

Section 4.10                      Environmental Laws.  Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are (i) in compliance with any and all applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

Section 4.11                      Title.  The Company and its Subsidiaries has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.  Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.12                      Insurance.  The Company and each of its Subsidiaries are insured against such losses and risks and in such amounts as management of the Company believes to be prudent and customary for similarly situated companies in the businesses in which the Company and its Subsidiaries are engaged except when the failure to have such insurance would not have a Material Adverse Effect.  Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.13                      Regulatory Permits.  The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (except when the failure to have such certificates, authorizations and permits would not have a Material Adverse Effect), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except in each instance which would not have a Material Adverse Effect.

Section 4.14                      Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Ordinary Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.15                      Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity that is considered a "significant subsidiary" under SEC Regulation S-X.

Section 4.16                      Tax Status. The Company and each of its Subsidiaries has made or filed all Israeli income and all other tax returns, reports and declarations required of them and (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the any taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.17                      The Shares.  The Shares have been duly authorized and, when issued, delivered and paid for pursuant to this Agreement, will be validly issued and fully paid and non-assessable, Free, free and clear of all encumbrances and will be issued in compliance with all applicable United States federal and state securities laws, Securities Regulations and TASE rules; the share capital of the Company, including the Ordinary Shares, conforms in all material respects to the description thereof contained in the Public Filings and SEC Documents  The Company is not obligated to offer the Shares on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers or agents.

Section 4.18                      Use of Proceeds.  The Company shall use the net proceeds from the issuance of the Shares for working capital and other general corporate purposes.

Section 4.19                      Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and to the extent that any advice is given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder, such advice is merely incidental to the Investor’s purchase of the Shares hereunder.  The Company is aware and acknowledges that it may not be able to request Advances under this Agreement if it does not receive the ISA’s permit to publish a Shelf Prospectus covering the issuance of the Shares, or it cannot maintain such effective Shelf Prospectus or  if it cannot publish an effective Shelf Offering Document covering the issuances of Shares pursuant to the Advance, or if it does not hold an effective TASE Approval or if any Advances would violate any Applicable Securities Law, or if any of the conditions set forth in Article VI is not fulfilled or fully complied with.  The Company further is aware and acknowledges that any fees paid or Shares issued pursuant to Section 12.06 hereunder shall be earned on the due date of such payment or issuance, as applicable, and shall not be refundable or returnable under any circumstances.

Section 4.20                      Eligibility for Chapter E3 of the Securities Law. The Company has duly elected to file or publish the reports required under the Securities Law pursuant to Chapter E3 of the Securities Law and all corporate actions required for such election were duly completed.

Section 4.21              No Substantial US Market Interest. As of the date of this Agreement, there is no substantial U.S. market interest (as such term is defined in Regulation S) with respect to the Ordinary Shares.

Section 4.22                      Full Disclosure. The Company has provided the Investor all the information requested by the Investor in order to conduct its due diligence.

Article V. Indemnification

Section 5.01

(a)
Subject to the provisions of Section 5.01(c)  and (f)  and Section 5.03 herein, the Company hereby undertakes to defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (collectively, the “Investor Indemnitees”) from and against any and all actions, cause of action suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them under a final and non-appealable judgment or other decision of a competent court or government authority, as applicable, or any settlement to which the Company has consented, as a result of, or arising out of, or relating to (a) any misrepresentation (including failure to state a material fact required to be stated, or necessary to make the statement, in light of the circumstances under which it was made, not misleading) or breach of any representation or material warranty made by the Company in this Agreement or or the Shelf Prospectus or the Shelf Offering Documents or any other certificate, instrument or document contemplated hereby or thereby, except insofar as such Indemnified Liabilities arise out of or are based upon (x) any untrue statement which has been made therein or upon any omission omitted therefrom in reliance upon and in conformity with the information relating to the Investor Indemnitees furnished in writing to the Company by or on behalf of the Investor Indemnitees or (y) willful, reckless, or negligent misconduct of the Investor, or (b) any breach by the Company of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby.

(b)
If any action, suit or proceeding shall be brought against any Investor Indemnitee, in respect of which indemnity may be sought by the Investor Indemnitee against the Company in accordance with Section 5.01(a) above, such Investor Indemnitee shall promptly notify the Company, and the Company shall have the right to assume the defense of any such action, suit or proceedings, including the employment of counsel reasonably acceptable to the Investor Indemnitee and payment of all fees and expenses of such counsel. Such Investor Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Indemnitee, unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense or employ counsel reasonably acceptable to the Investor Indemnitee, or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both Investor Indemnitee and the Company, and the representation of such indemnified party and the Company by the same counsel would be inappropriate due to conflict of interests between them (in which case the Company shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Investor Indemnitee). It is understood, that without prejudice to the foregoing, the Company shall, in connection with any such one action, suit or proceeding or separate or substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Investor Indemnitees not having actual or potential differing interests with the Company or among themselves, which firm shall be designated in writing by the Investor, and that all such fees and expenses shall be reimbursed as they are actually incurred and paid for, unless they are paid by the Company directly. If the Company assumes the defense of an action, suit or proceeding, then the Investor Indemnitees shall cooperate with and assist the Company in such defense as requested by the Company and shall make available to the Company any documents and materials in its possession or control that may reasonably be necessary to such defense. The Company shall not be liable for any settlement of any such action, suit or proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such written consent, the Company agrees to indemnify and hold harmless any Investor Indemnitee, to the extent provided in the preceding paragraph from and against any Indemnified Liability by reason of such settlement, subject to Section 5.02 below.

(c)
Notwithstanding any provision herein to the contrary, the provisions of Sections 5.01(a) and 5.01(b) shall not apply in the event of any liability or expense which the Company undertakes to indemnify under Section 5.01(d) herein.

(d)
Notwithstanding any provision herein to the contrary, subject to the provisions of Section 5.01(e) and (f) and Section 5.03, the Company hereby undertakes to indemnify and hold harmless any Investor Indemnitee from and against any and all liabilities, and expenses (as specified in sub Sections (i), (ii), and (iii) herein) incurred by any Investor Indemnitee, by virtue of, as a result of, or arising out of, or relating to any Misleading Item in a Company's Offering Document (the "Indemnified Securities Liabilities"), to the maximum extent permitted by Law:

i)	any financial liability imposed for the benefit of another person pursuant to a judgment, including a judgment given in the matter of a settlement or an arbitral award approved by the court;

ii)
any reasonable litigation expenses, including attorney’s fees, incurred by any Investor Indemnitee, as a result of any investigation, or proceeding held by any government authority or agency so authorized to conduct any investigation or proceeding, and such proceeding or investigation against the Investor Indemnitee ended without the filing of a criminal charge (as defined in Section 260(1A) of the Companies Law), the imposition of financial penalties instead of a criminal proceeding (as defined in Section 260(1A) of the Companies Law), or ended without the filing of a criminal charge but a financial penalty was imposed on such Investor Indemnitee instead of a criminal proceeding that does not require the proof of criminal intent; and

iii)
any reasonable litigation expenses including attorney's fees, incurred by any Investor Indemnitee or charged to him/her/it, in any proceeding filed against him/her/it by or on behalf of the Company or by any other person, or for a criminal charge from which he/she/it was acquitted, or for a criminal charge in which he/she/it was found guilty of an offense not requiring proof of criminal intent.

(e)
Notwithstanding any provision herein to the contrary, the entire maximum indemnification amount available to the Investors Indemnitees under Section 5.01 shall not exceed in any case the aggregate total of the purchase price of the securities offered to the Investor in the Shelf Prospectus and subsequently listed for trade on the TASE (the "Cap"). Such purchase price shall be indexed to rise in consumer prices from the date of listing. Without derogating from the maximum indemnification amount stated above, no indemnification shall be paid for any sum that is greater than the value of twenty five percent (25%) of the Company’s equity, as reported in the last consolidated, audited or reviewed financial reports published immediately prior to the Investor’s request of such indemnification pursuant to this Agreement (the “Interim Amount”),  if there is a reasonable doubt that such payment of the indemnification amount shall cause the Company to fail to repay its existing and foreseeable liabilities (except for the Company’s liabilities to its Controlling parties) (the “Condition”). For the sake of clarity, (i) payment of the Interim Amount to the Investor Indemnitees is not subject to: (i) the Condition ; (ii) such Condition does not derogate from any rights of the Investor Indemnitee vis-à-vis the Company, in accordance with any applicable law; and (iii) the Condition shall not apply if the Company receives a liquidation order, or if a temporary receiver is appointed to the Company in a proceeding not initiated by the Investor Indemnitee. The Company represents and warrants to the Investor that the Cap is reasonable in the circumstances of the case. Investor Indemnitee shall not be entitled to indemnification (i) for a Misleading Item unless such Investor Indemnitee proves that the Investor believed in good faith that there is no Misleading Item in the applicable Shelf Prospectus and in the applicable Shelf Offering Document; (ii) for any willful, reckless, or negligent misconduct of the Investor; or (iii) insofar as the Misleading Item was based upon any untrue statement which has been made in reliance upon and in conformity with the information relating to the Investor Indemnitees furnished in writing to the Company by or on behalf of the Investor Indemnitees.

(f)
Notwithstanding any provision herein to the contrary, and without derogating from the limitations on indemnity set forth above, the indemnity obligations pursuant to this Agreement shall be further limited in the following manner:

i)
Threshold Amount. No liability of the Company under Section 5.01 shall arise, and no Investor Indemnitee will be entitled to indemnification from the Company, unless and until the cumulative amount of such Indemnified Liabilities or Indemnified Securities Liabilities allegedly due to it under Section 5.01 exceeds $250,000 (the “Threshold”).

ii)	No Punitive and Indirect Damages. In no event shall a Party be liable for any indirect, incidental, consequential or punitive damages.

(g)
The Company’s indemnification for the benefit of the Investor Indemnitees for Indemnified Securities Liabilities shall be: (i) specifically stated the Company's Shelf Prospectus; and (ii) approved by the Company’s Board of Directors specifically stating that the amount of indemnification for Indemnified Securities Liabilities is reasonable in the circumstances.

(h)	The Company shall not be liable for indemnity unless pursuant to the provisions of Section 5.01 hereof.

Section 5.02                      Subject to the provisions of Section 5.03, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees, consultants and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor except insofar as such Company Liabilities arise out of or are based upon (x) any untrue statement which has been made therein or upon any omission omitted therefrom in reliance upon and in conformity with the information relating to the Company Indemnitees furnished in writing to the Investor by or on behalf of the Company Indemnitees or (y) willful, reckless, or negligent misconduct of the Company Indemnitees, (b) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement, or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor; or (c) information relating to the Investor furnished in writing by or on behalf of the Investor for use in the applicable Offering Document or any other certificate, instrument or document contemplated hereby or thereby. If any action, suit or proceeding shall be brought against any Company Indemnitee in respect of which indemnity may be sought against the Investor, sub-Section 5.01(b) above shall apply, mutatis mutandis. Notwithstanding any provision herein to the contrary, and without derogating from the limitations on indemnity set forth above, the Investor’s indemnity obligations pursuant to this Agreement shall be further limited in the following manner:

i)
Threshold Amount. No liability of the Investor under Section 5.02 shall arise, and no Company Indemnitee will be entitled to indemnification from the Investor, unless and until the cumulative amount of such Company Liabilities allegedly due to it under Section 5.02 exceeds $250,000 (the “Threshold”).

ii)	No Punitive and Indirect Damages. In no event shall a Party be liable for any indirect, incidental, consequential or punitive damages.

iii)	The Investor shall not be liable for indemnity unless pursuant to the provisions of Section 5.02 hereof.

Section 5.03                      The obligations of the Company and of the Investor to indemnify under Sections 5.01(a) and 5.02, as applicable, shall survive termination for two years and the obligations of the Company to indemnify the Investor under Section 5.01(d) shall survive for two years following the periods specified in Section 6.04(b) herein.

Article VI. Covenants of the Company and Investor

Section 6.01                      Shelf Prospectus. Prior to delivering any Advance Notice hereunder, and subject to the provisions of Sections 6.02 and 6.03, the Company shall publish a Shelf Prospectus, and shall use it best efforts to cause the Shelf Prospectus or any subsequent Shelf Prospectus to be effective as of each Advance Closing Date. The Investor shall cooperate with the Company in the preparation of the Shelf Prospectus and any subsequent Shelf Prospectus, including the furnishing of certified information, as reasonably requested by the Company and/or its counsel. Prior to the publication of any Offering Document, the Company shall take all reasonable measures to verify the information and the disclosure contained in the Offering Document and the full compliance of same with the Securities Regulations.

Section 6.02                      Review of Shelf Prospectus and Shelf Offering Documents. The Investor shall have the discretion to take, or authorize the Pricing Underwriter (or any other "Underwriter" as such term is defined under the Securities Law) (in these Sections 6.02 and 6.03 each, an "Underwriter") to take, any measures it shall deem appropriate to ensure that there are no Misleading Items in each proposed Shelf Prospectus and Shelf Offering Document (each, an "Offering Document", and collectively, the "Offering Documents"). For the sake of clarity, the Investor, and the Pricing Underwriter or the Underwriter authorized by the Investor may notify the ISA should the Investor, the Pricing Underwriter or such authorized Underwriter, as applicable, become aware of any occurrence that would cause the ISA to prohibit the publication of any Offering Document, or would permit such publication only after corrections are made to such document.

Section 6.03                      Company’s Cooperation with Investor and Investor’s Cooperation With Company. At the Company's expense, and subject to an execution of a confidentiality undertaking, the Company undertakes to cooperate with the Investor, or with any Underwriter appointed by the Investor in accordance with the provisions of Section 6.02, as shall be required in order to enable the Investor or such Underwriter to take the appropriate measures to ensure that each Offering Document does not contain any Misleading Item and that is believed in good faith that it does not contain any such items, including without limitation: (i) to promptly provide all materials and information regarding the Company and its Subsidiaries that the Investor or the Underwriter and their advisors shall reasonably request from time to time and any additional material and information regarding the Company and its Subsidiaries that the Company deems helpful for taking the appropriate measures to ensure that each Offering Document does not contain any Misleading Item; (ii) to incorporate in the Offering Documents revisions and amendments reasonably requested by the Investor or the Underwriter and their advisors; and (iii) to furnish to the Investor, in connection with each Shelf Offering Report to be executed by the Investor, comfort letters signed by the Company, office holders in the Company and counsel to the Company in the form in Annex E or any other form as shall be reasonably requested by the Investor.  The Investor shall furnish to the Company for inclusion in the Offering Documents, in a certified document, all information regarding the Investor and its purchase of the Shares including the percentage holdings of the Company’s shares held by or on behalf of the Investor and any parties managed by Yorkville Advisors LLC and their Affiliates, that the Company and/or its counsel reasonably determine is necessary or advisable to include in the Offering Documents. The Investor shall furnish to the Company no later than two Trading Days following receipt of the Advance Notice, an officer certificate in the form of Annex A1.

Section 6.04                      Investor’s Liability for a Misleading Item in a Shelf Offering Document. Investor hereby agrees to state, in each Shelf Offering Document published by the Company hereunder, as follows:

(a)
Subject to the terms and conditions set forth in Section 6.02 and to the provisions of this Section 6.04, only if and to the extent required by the ISA for the purpose of permitting the publishing of the Shelf Offering Documents contemplated hereunder, Investor shall be responsible to anyone who purchased the Shares from the Investor and to anyone who sold or acquired the Shares in the course of trading on the TASE or over the counter, for damage caused to them by the inclusion of a Misleading Item in the Shelf Offering Documents published by the Company hereunder and to sign each such Shelf Offering Document to evidence the assumption of such responsibility by the Investor, subject to the terms and conditions set forth herein. Subject to the Investor's satisfaction of the contents of the applicable Offering Documents, the Investor shall sign the Shelf Offering Documents contemplated hereunder to evidence the assumption of liability for any Misleading Item in such Shelf Offering Documents.

(b)
The limitation period for bringing claims against the Investor in connection with the responsibilities for a Misleading Item assumed pursuant to Section 6.04 shall be equal to the limitation period pursuant to Section 31(b) of the Securities Law.

(c)
Investor shall not be liable in the event Investor can prove that it has taken all the appropriate measures to ensure that the applicable Offering Documents did not contain any Misleading Item, that it believed in good faith that it did not contain any such items and that it notified the ISA once it became aware of any occurrence that would cause the ISA to prohibit the publication of said Offering Documents, or would permit such publication only after corrections are made to such document.

(d)
Investor shall not be liable in the event Investor authorized an “Underwriter” (as such term is defined under the Securities Regulations) to take all the appropriate measures, on behalf of the Investor as well, in order to ensure that there shall not be any Misleading Item in the applicable Offering Documents, subject to fulfillment of the following two conditions:

(i)	Investor believed in good faith that there was no Misleading Item in the applicable Offering Documents; and

(ii)	The Underwriter who was given the authority does not bear any liability for the Misleading Item.

(e)
Investor shall not be liable vis-à-vis a party regarding which it established that the Shares were purchased when the party knew or should have known that the applicable Offering Documents contained a Misleading Item.

(f)
Investor shall not be liable when the Company has filed an immediate report as stated in Section 36(c) of the Securities Law, in which the Misleading Item was amended and the Company has published the fact of the amendment in a manner in which it published the notice concerning the applicable Offering Documents pursuant to Section 23(c)(2) of the Securities Law; such negation of liability shall apply with respect to anyone who is proved to have acquired the Shares following the aforesaid publication.

(g)
Investor shall not be liable in the event Investor delivered to the Company a written notice with regard to a correction of a Misleading Item; such negation of liability applies vis-à-vis anyone who is proved to have acquired the Shares after twenty four (24) hours had passed from the delivery of the notice.

(h)
In the event the Investor is liable for a Misleading Item and one or more Parties are liable under Sections 31 and 33 of the Securities Law, their liability shall be joint and several towards the injured party; their liability to each other shall be governed by the rules applicable to liability in tort.

(i)	The Company shall reimburse the Investor for any expenses incurred in the course of taking the measures pursuant to Section 6.04.

Section 6.05                      Listing of Shares, TASE Approvals. During the Commitment Period and for so long as any Shares issuable hereunder are held by the Investor, but in any event no longer than six (6) months after the Commitment Period, the Company shall maintain the Ordinary Shares' listing on the TASE, except in the event the de-listing is made pursuant to any merger or acquisition event. Prior to the publication of any Shelf Prospectus, as applicable, the Company shall obtain from the TASE a General TASE Approval evidencing the consent of the TASE, in principle, to the listing of at least such number of shares calculated by dividing the Commitment Amount by the market price of the Shares as of the date hereof (the “General TASE Approval”). The Company shall use its best efforts to cause such General TASE Approval to remain in full force and effect during the Commitment Period and upon delivery of any Advance Notice shall ensure that the number of shares remaining under the General TASE Approval is greater than or equal to the maximum number of shares issuable pursuant to such Advance. Immediately prior to the publication of each Shelf Offering Document with respect to a specific Advance, the Company shall obtain a Specific TASE Approval to the listing of such number of Shares covered under the Advance (the “Specific TASE Approval”).

Section 6.06                      On-going Public Filings. The Company shall file on a timely basis all reports, forms, statements and other documents required to be filed by it under any Applicable Securities Law, and none of such filings shall contain any Misleading Item. It is hereby clarified that the Company is required to file special immediate reports with respect to each Advance Notice.

Section 6.07                      Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company and its Subsidiaries.

Section 6.08                      Cooperation with the Pricing Underwriter. The Company acknowledges that under the Securities Regulations and the ISA’s requirements, each Offering Document under which the Shares will be issued to the Investor might be required to be signed by the Pricing Underwriter, in order for the Shares to be Free. The Company therefore undertakes to cooperate with the Pricing Underwriter as shall be required in order to enable the Pricing Underwriter to so sign each Offering Document, including, without limitation: (i) to promptly provide to the Pricing Underwriter, and to its legal and accounting advisors all materials and information regarding the Company and its Subsidiaries that the Pricing Underwriter and its advisors shall reasonably request from time to time; (ii) to incorporate in the Offering Documents revisions and amendments reasonably requested by the Pricing Underwriters and its advisors; (iii) to execute an Underwriting Agreement for the duration of the Commitment Period, in a form to be reasonably acceptable by the Pricing Underwriter and the Investor and to provide a copy of such agreement to the Investor prior to the publishing of the Shelf Prospectus; and (iv) to pay the Pricing Underwriter the fees as shall be agreed between the Company and the Pricing Underwriter.

Section 6.09                      Notice of Certain Events Affecting the Shelf Prospectus; Suspension of Right to Make an Advance. The Company will immediately notify the Investor and the Pricing Underwriter upon its becoming aware of the occurrence of any of the following events (each, a “Suspension Event”): (i) receipt of any written request for additional information by the ISA or the TASE or a request to amend or supplement the Shelf Prospectus;  (ii) the issuance by the ISA of any notice or order suspending, or deemed by the ISA as suspending the effectiveness of the Shelf Prospectus; (ii) the issuance by the TASE of any notice suspending or deemed by the TASE as suspending the effectiveness of the General TASE Approval or a Specific TASE Approval; and (iii) the occurrence of any event that makes any statement made in the Shelf Prospectus (including any document incorporated or deemed to be incorporated therein by reference) untrue in any material respect, including the omission of a material fact, or that requires the making of any changes in the Shelf Prospectus or any of such documents incorporated by reference. The Company shall not deliver to the Investor any Advance Notice during the continuation of any Suspension Event or threatened Suspension Event.

Section 6.10                      Review of Public Filings. During the Commitment Period, all Public Filings filed by the Company, and also all press releases and investor relations materials (collectively “Released Material”) shall be reviewed and approved for release by the Company’s attorneys and, if containing financial information, the Company’s independent certified public accountants; provided however, that Company's attorneys and/or accountants shall have no responsibility whatsoever towards the Investor, in connection with such Released Material.

Section 6.11                      Review of Other Documents. The Company shall extend to the Investor the right to review any additional documents which the Pricing Underwriter shall be entitled to review, subject to the provisions of Article VIII below.

Section 6.12                      Opinion of Counsel. Company shall provide the Investor with an opinion letter from the Israeli counsel to the Company prior to the Effective Date as of the Effective Date in the form of Annex D. In connection with each Advance Notice the Company shall cause its US counsel to furnish a Regulation S opinion to the TASE and allow the Investor to rely on each such opinion.

Section 6.13                      Compliance with Applicable Securities Laws. The Parties have agreed upon the provisions of this Agreement in light of (a) the Companies Law, and the Applicable Securities Laws and with the intention that the provisions of this Article VI shall reflect the requirements, procedures, terms and conditions of the Applicable Securities Laws. In the event of any amendment to the Applicable Securities Laws during the terms of this Agreement as a result of which the requirements (formal and informal), procedures, terms or conditions of the Applicable Securities Laws would diverge from the requirements, procedures, terms or conditions of this Agreement, then the Parties shall negotiate in good faith to amend the provisions of this Agreement so that the intention of the Parties in this Agreement as expressed in this Section 6.13 shall, to the extent reasonably practicable, be realized with respect to such amendment to the Applicable Securities Laws. In any event, notwithstanding any provision in this Agreement to the contrary, neither Party hereto shall be entitled to indemnification or reimbursement of expenses to the extent prohibited by Applicable Securities Laws nor shall the liability of either Party hereto be limited to the extent prohibited by Applicable Securities Laws.

Section 6.14                      Certain Additional Covenants of the Investor. Without derogating from the provisions of Section 6.03 above, the Investor undertakes, to notify the Company immediately following the end of each Pricing Period regarding the transactions it and its Affiliates made on the TASE in the Ordinary Shares during the Pricing Period (with respect to each transaction – the number of Ordinary Shares transacted and the price per share) and the number of Ordinary Shares held by the Investor and its Affiliates on the date of the Shelf Offering Document. The Investor undertakes to comply with all Securities Laws applicable to it.

Section 6.15                      Additional Covenant of the Company. Based on the information provided to the Company by the Investor pursuant to Section 6.14 above, if and to the extent such information is provided to it by the Investor, the Company will make in the applicable Shelf Offering Document such disclosure as shall be required under any applicable law and/or by the ISA.

Article VII. Conditions Precedent

Section 7.01                      Conditions Precedent to Effectiveness of the Agreement. Notwithstanding any provision herein to the contrary, except for Company's obligation to pay Structuring and Due Diligence fees in accordance with the provisions of Section 12.06(a) herein, which is and shall be in full force and effect as from the date hereof, the provisions of this Agreement shall come into effect only upon the cumulative fulfillment of all conditions precedent hereto, as follows:

(a)	Obtaining the General TASE Approval and the ISApermit for publishing the effective Shelf Prospectus

(b)	Execution of an Underwriting Agreement as more fully detailed in Section 6.08 herein.

(c)
The Company shall have obtained all corporate approvals required for the offer and sale of the Shares to the Investor  (assuming the limitations set forth in Section 270(5)(a) of the Companies Law are not exceeded) and the Company’s Board of Directors shall have specifically approved the indemnification for Misleading Items in the Offering Documents pursuant to Article V of this Agreement, in accordance with Section 260(b) of the Companies Law, and Section 34A of the Securities Law.

The Parties hereby agree that in the event that any of the Conditions Precedent is not fulfilled before  October 31, 2011, unless extended by mutual consent of the Parties, this Agreement shall be null and void, except for Article VIII that shall survive this Agreement, and neither party shall have any claim and/or demand against the other Party.

Section 7.02                      Conditions Precedent to the Obligations of the Company. The obligation hereunder of the Company to issue and sell the Shares to the Investor under each Advance is subject to the satisfaction, or waiver by the Company, at or before each such Closing, of each of the conditions set forth below.

(a)	The representations and warranties of the Investor shall be true and correct in all material respects.

(b)
The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

Section 7.03                      Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice is subject to the fulfillment by the Company, on such Advance Notice Date as well as on the applicable Advance Closing Date (each a “Condition Satisfaction Date”), of each of the following conditions.

(a)
Neither the Company nor the Investor shall have received notice that the ISA has issued or intends to issue a stop order with respect to any applicable Offering Document or that the ISA otherwise has suspended or withdrawn the effectiveness of any applicable Offering Document, either temporarily or permanently, or intends or has threatened to do so (unless the ISA’s concerns have been addressed and the Investor is reasonably satisfied that the ISA no longer is considering or intends to take such action).

(b)
No event has occurred that makes any statement made in the Shelf Prospectus (including any document incorporated or deemed to be incorporated therein by reference) untrue in any material respect, including omission of a material fact, or that requires the making of any changes in the Shelf Prospectus or any of such documents incorporated by reference, unless proper amendments or updates to the Shelf Prospectus fully remedying the above can be made, and are in fact made, through disclosures included in the Shelf Offering Document.

(c)
Neither the Company nor the Investor shall have received notice that the TASE has issued or intends to issue a stop order with respect to the General TASE Approval or the Specific TASE Approval or that the TASE otherwise has suspended or withdrawn the effectiveness of the General TASE Approval or the Specific TASE Approval, either temporarily or permanently, or intends or has threatened to do so (unless the TASE’s concerns have been addressed and the Investor is reasonably satisfied that the TASE no longer is considering or intends to take such action).

(d)
The Company and the Investor have no knowledge of any event that is likely to have the effect of (i) causing the Shelf Prospectus or the Shelf Offering Document or the TASE Approvals to be suspended or otherwise ineffective; or (ii) prevent the Company from obtaining any approval that may be requested for the issuance and delivery (including the deposit in the Investors Account) the Shares hereunder, including the Specific TASE Approval.

(e)	The representations and warranties of the Company shall be true and correct in all material respects.

(f)
The Company shall have performed, satisfied and complied in all material respects with all representations, covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

(g)
No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement (including adversely affect the status of the Shares as Free), and no proceeding shall have been commenced that may have the effect of prohibiting or so adversely affecting any of the transactions contemplated by this Agreement.

(h)
The trading of the Shares on the TASE is not suspended or discontinued and the Company shall not have received any notice threatening the continued listing of the Shares on the TASE. The Shares have not been transferred for trading on the “Shimur list” of the TASE, the Company shall not have received any notice regarding the TASE's intention to transfer the shares to the “Shimur list,” and no circumstances shall exist that may trigger the transfer of the Shares for trading on the “Shimur list.”

(i)	The amount of an Advance requested by the Company shall not exceed the Maximum Advance Amount.

(j)
The Investor shall have received the Advance Notice executed by an officer of the Company and the representations contained in such Advance Notice and in this Agreement shall be true and correct as of each Condition Satisfaction Date.

(k)	Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.

(l)
As of each Condition Satisfaction Date there is no substantial US market interest (as such term is defined in Regulation S) with respect to the Ordinary Shares, the Shares to be issued pursuant to such Advance Notice are eligible to be issued under Regulation S without any offering restrictions (as such term is defined in Regulation S), and the Shares will be Free on the TASE.

Section 7.04                      Dividend or Rights Offerings. In the event that the Company distributes dividends (including non-cash dividends and payments to its shareholders under a reduction of capital) or if the Company effects a rights offering, no Advance shall be made by the Company if the "record date" for such distribution or rights offering and/or the "ex-date" in connection therewith would fall within the Pricing Period.

Section 7.05                      Consolidation; Merger Change of Control. In the event that during the Commitment Period: (i) the Company effects any merger or consolidation with or into, or a transfer of all or substantially all the assets of the Company to another entity in which the existing shareholders of the Company hold less than fifty one percent (51%); or (ii) any event occurs which results effectively in a change of Control in the Company, (each a “Consolidation Event”), the Company's right to make any additional Advance shall expire upon the entering by the Company or by its shareholders (as the case may be) into any agreement to effect such Consolidation Event.

Section 7.06                      Conditions Precedent to each Closing. The obligations of each of the Parties to consummate each Closing are subject to the fulfillment by the applicable Advance Closing Date, of each of the following conditions.

(a)
The Company shall have published, with respect to the Shares issuable under the applicable Advance Notice, an effective Shelf Offering Document, signed by the Pricing Underwriter and the Investor, if applicable, under the Shelf Prospectus.

(b)	Prior to the publication of the applicable Shelf Offering Document, the Company shall have obtained an effective Specific TASE Approval covering the Shares issuable under such Advance Notice.

Article VIII. Non-Public Information

Section 8.01                      The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees, advisors and agents to refrain from disclosing, any material non-public information to the Investor and to its advisors (except for the advisors acting under Section 6.03) without also disclosing such information in the Public Filings, unless prior to disclosure of such information to the Investor or to its advisors the Company identifies such information as being material non-public information and provides the Investor with the opportunity, prior to providing the information, to accept or refuse to accept such material non-public information for review. Notwithstanding anything to the contrary herein or in any other agreement between the Company and Investor, neither the Company nor anyone on its behalf shall be required to disclose to the Investor any information that is deemed by the Company to constitute “Inside Information (מידע פנים)” as defined in Section 52A of the Securities Law, or, as a condition to disclosing any such information to the Investor, the Company may require the Investor to sign an undertaking that it will not trade in the Company’s Shares as long as it possesses any such information. The Company undertakes that any material non-public information included in the Disclosure Schedules shall be filed with or furnished to the SEC within 30 days of the date hereof.

Article IX. Choice of Law/Jurisdiction

Section 9.01                      This Agreement shall be governed by and interpreted in accordance with the laws of Israel without regard to the principles of conflict of laws thereof. The competent courts located in the City of Tel Aviv, Israel, shall have exclusive jurisdiction over any dispute in connection with this letter agreement, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

Article X. Termination

Section 10.01                    Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the date twenty four (24) (and in the event of the increase of the Commitment Amount in accordance with Section 2.04 – forty eight (48)) months from the Effective Date, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of the Commitment Amount.

Section 10.02                    The Company may terminate this Agreement effective upon fifteen (15) Trading Days’ prior written notice to the Investor; provided that (i) there are no Advances or Advance Notices outstanding, and (ii) the Company has paid all amounts owed to the Investor as of the date of termination pursuant to this Agreement.

Section 10.03                    This Agreement may be terminated at any time by the mutual written consent of the Parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

Section 10.04           The Investor shall have the right to terminate this Agreement in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Shelf Prospectus for an aggregate of ninety (90) days, other than due to the acts of the Investor, during the Commitment Period, or (ii) the Company shall at any time fail materially to comply with the its obligations and covenants under this Agreement and such failure is not cured within thirty (30) days after receipt of a written notice of such breach from the Investor, provided that, in the event there is no stop order or suspension of the effectiveness of the Shelf Prospectus at the time of notice of termination, there are no Advance or Advance Notice outstanding.

Section 10.05                    Nothing provided in this Agreement shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement (provided that the amount of such liability may be limited as stipulated in Article V), or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement.

Article XI. Notices

Section 11.01                    All notices or other communications hereunder (except for Advance Notices which shall be delivered in accordance with Annex A) shall be in writing and shall be given: (i) in person, by an overnight courier service which obtains a receipt to evidence delivery, or alternatively (ii) by facsimile transmission accompanied by an email transmission, addressed as set forth below, or such other address or details as any party may designate to the other in accordance with the aforesaid procedure. Notices will be deemed to have been delivered (i) upon receipt, when delivered personally or by an overnight courier service; (ii) upon receipt when sent by facsimile and email. The addresses, email addresses and facsimile numbers for such communications shall be:

If to the Company, to:
D. Medical Industries Ltd.
Attention: Amir Loberman
Telephone: + 972 (73) 250-7135
Facsimile: : + 972 (0) 850-0297
Email: amir@dmedicalindustries.com

With a copy to:	Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Attention: Dr. Shachar Hadar, Adv.
Email: shacharh@gkh-law.com
Telephone: + 972 (3) 607-4479
Facsimile: : + 972 (3) 607-4566

If to the Investor(s):	YA Global Investments, L.P.
101 Hudson Street – Suite 3700
Jersey City, NJ 07302
Attention: Mark Angelo - Portfolio Manager
Telephone: (201) 985-8300
Facsimile: (201) 985-8266
Email: mangelo@yorkvilleadvisors.com

With a Copy to:	David Gonzalez, Esq.
101 Hudson Street – Suite 3700
Jersey City, NJ 07302
Telephone: (201) 985-8300
Facsimile: (201) 369-7779
Email: dgonzalez@yorkvilleadvisors.com

With Copy to:	Dr. Hilla Peer, Attorneys at Law
Gibor Sport Tower, 7 Menachem Begin St.,
Ramat Gan, Israel 52681
Attention: Dr. Hilla Peer
Telephone: + 972 (3) 575-1818
Fax: + 972 (3) 575-0608
Email: h.peer@drhp-law.com

Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

Article XII. Miscellaneous

Section 12.01                    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission or by emailing a scanned coy of the signature page, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

Section 12.02                    Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

Section 12.03                    No Assignment. Neither this Agreement nor any rights of the Company or Investor hereunder may be assigned to any other Person.

Section 12.04                    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

Section 12.05                    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. Neither party shall contest the validity of any provision of this Agreement.

Section 12.06                    Fees and Expenses.

(a)
Structuring and Due Diligence Fees. Each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay a structuring and due diligence fee of Twenty Thousand United States Dollars (US$ 20,000) to Yorkville Advisors, LLC (“Yorkville”) of which Ten Thousand United States Dollars (US$ 10,000) was paid prior to the date hereof and the remaining Ten Thousand United States Dollars (US$ 10,000) shall be paid on the date hereof.

(b)
"Commitment Fee". The Company shall pay the Investor a Commitment Fee in the amount of Two Hundred Thousand United States Dollars (US$ 200,000), which shall due on the tenth (10th) Trading Day following the Effective Date, provided however, that if the Company delivers an Advance Notice to the Investor requesting an Advance of at least Two Hundred Thousand United States Dollars (US$200,000) prior to the due date of the Commitment Fee, then the Commitment Fee shall be due on the same day as the Closing of such Advance.  The Commitment Fee shall be paid in cash either directly by the Company or out of the net proceeds of an Advance made in accordance with the preceding sentence.

(c)
Additional Commitment Fee.  The Company shall pay to the Investor an additional commitment fee (the “Additional Commitment Fee”) of Two Hundred Thousand United States Dollar (US$200,000) (assuming the Commitment Amount is increased by US$10,000,000 and proportionally if the Commitment Amount is increased by less than US$10,000,000)  on the tenth (10th) Trading Day following the Commitment Increase Date, if any, provided, however, that if the Company delivers an Advance Notice to the Investor requesting an Advance of at least Two Hundred Thousand United States Dollars (US$200,000) prior to the due date of the Additional Commitment Fee, then the Additional Commitment Fee shall be due on the same day as the Closing of such Advance.  The Additional Commitment Fee shall be paid in cash either directly by the Company or out of the net proceeds of an Advance made in accordance with the preceding sentence.

(d)
The Commitment Fee shall be deemed fully earned as of the date the Commitment Fee is due regardless of the amount of Advances, if any, that the Company is able to, or chooses to, request hereunder. The Additional Commitment Fees shall be deemed fully earned by the Investor as of the Commitment Amount Increase Date regardless of the amount of Advances, if any, that the Company is able to, or chooses to, request hereunder.

Section 12.07                    Brokerage. Each of the Parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
D. Medical Industries Ltd.

By:	/s/ Efraim Argaman
Name:	Efraim Argaman
Title:	Chief Executive Officer

By:	/s/ Amir Loberman
Name:	Amir Loberman
Title:	Chief Financial Officer

YA Global Investments, L.P.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Partner